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PROSPECTUS DATED MARCH 5, 1999                      PRICING SUPPLEMENT NO. 1 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                             APRIL 27, 1999
                                                                 RULE 424(b)(3)


                       DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE



The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below:


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

Principal Amount:            $25,000,000                 Optional Conversion:        N/A

Price To Public:             100.00%                     Notice Date:                N/A
Underwriting Discount:       0.2000%
Proceeds To Issuer:           99.80%                     Conversion Date:            N/A

Settlement Date              April 29, 1999              Interest Rate:              N/A
(Original Issue Date):

Specified Currency:          US Dollars                  Day Count:                  N/A

Authorized Denomination:     $1,000                      Interest Payment Dates:     N/A

Maturity Date:               October 30, 2000            First Payment:              N/A

Interest Rate:               5.55%                       Optional Repayment Date:    Non-Call/Life
  First Coupon:              N/A
  Last Coupon:               N/A                         Initial Redemption Date:    N/A

Day Count:                   30/360                      Initial Redemption          N/A
                                                         Percentage:

Interest Payment Dates:      Semi-annually               Annual Redemption           N/A
                             29th day of                 Percentage Reduction:
                             April and October

Interest Determination       N/A                         Book Entry Note or          B/E
Date:                                                    Certificated Note:


First Payment:               October 29, 1999            Total Amount of OID:        N/A

                                                         CUSIP:                      25766AV6
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 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION